Exhibit 99.1
Competition Authority in Brazil Approves the Sale of Tredegar’s Terphane Business Unit to Oben Group; Transaction Expected to Close on November 1

RICHMOND, VA, October 16, 2024 – Tredegar Corporation (NYSE:TG) announced today that Brazil’s
Administrative Council for Economic Defense (“CADE”) approved a merger control agreement allowing Tredegar to proceed with the sale of Terphane, its flexible packaging business headquartered in Brazil, to Oben Group. The conditions contained in the merger control agreement, mainly comprised of post-closing commitments for Oben to address certain competition concerns, are expected to be met with closing of the transaction planned for November 1, 2024.

On September 1, 2023, Tredegar entered into an agreement to sell Terphane to Oben for net cash-free and debt-free base consideration of $116 million. Tredegar expects to realize after-tax net cash-free and debt-free cash proceeds from completion of the transaction of $85 million (after deducting projected Brazil withholding taxes, net working capital adjustments, escrow funds, US capital gains taxes and transaction expenses), including $78 million at closing and $7 million from the release of certain escrow funds within 120 days of closing (the “Post-Closing Review Period”). Expected amounts are based on Terphane’s estimated closing balance sheet, which are subject to change based on any revisions to estimates before closing and the actual closing balance sheet compiled during the Post-Closing Review Period.

Tredegar is an industrial manufacturer with three primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets; surface protection films for high technology applications in the global electronics industry; and specialized polyester films primarily for the Latin American flexible packaging market. Tredegar had 2023 sales of $705 million. With approximately 1,900 employees, Tredegar operates manufacturing facilities in North America, South America, and Asia.

Oben is an important player in the market of inputs for the flexible packaging industry with more than 32 years of experience in the production of state-of-the-art flexible films having strategic locations in more than 17 countries with sales to more than 40 countries in the Americas, Europe and Africa. It has a diversified portfolio that includes BOPP, BOPET, BOPE, BOPA, CPP, Extrusion Coated as well as Thermoformed Products.

Forward-Looking Statements

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “appear to,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, Tredegar does so to identify forward-looking statements. Such statements are based on Tredegar’s then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that actual results may differ, possibly materially, from the forward-looking statements provided in this press release. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation, the following: Tredegar’s inability to complete the proposed transaction in a timely manner (or at all) and at the prices it has assumed; possible disruptions to customer and employee relationships and business operations caused by the proposed transaction; and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s Annual Report on Form 10-K for the year ended December 31, 2023. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.

Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.

Exhibit 99.1

CONTACT:
Neill Bellamy, 804-330-1211
neill.bellamy@tredegar.com